Exhibit 99.1

April 12, 2011

Tofutti Press Release

Company Contact:               Steve Kass
Chief Financial Officer
(908) 272-2400
(908) 272-9492 (Fax)

TOFUTTI ANNOUNCES 2010 RESULTS

Cranford, New Jersey  -- April 12, 2011 -- TOFUTTI BRANDS INC. (NYSE AMEX Symbol: TOF) issued its results for the fiscal year ended January 1, 2011 today.

       Net sales for the fiscal year ended January 1, 2011 were $17,713,000, a decrease of $904,000, or 5%, from the Company’s net sales of $18,617,000, for the fiscal year ended January 2, 2010.  The reduction in sales was caused by the continuing difficult general economic conditions and the discontinuance of a number of slower moving, less profitable products during 2010.  Although the discontinuance of these slower moving items contributed to reduced sales in fiscal 2010, it also contributed to an improvement in the gross profit percentage for the year.  Tofutti’s gross profit percentage increased slightly to 31% in fiscal 2010 from 30% in fiscal 2009.

For fiscal 2010, the Company’s income before income taxes decreased to $802,000 from $835,000 in fiscal 2009, primarily as a result of  lower revenues and gross profit, which was partially offset by a  reduction in operating expenses. Net income for fiscal 2010 decreased to $462,000 ($0.09 per share) compared to $506,000 ($0.10 per share) for fiscal 2009, primarily as a result of a reduction in operating profit and an increase in income taxes. Income taxes for the 2010 fiscal period were $340,000 compared to $329,000 in fiscal 2009, and the Company’s income tax rate was 42% for the 2010 year compared to 39% in the 2009 fiscal year.

As of January 1, 2011, the Company had cash and cash equivalents of approximately $2.5 million and working capital of approximately $4.4 million compared to cash and cash equivalents of approximately $1.4 million and working capital of approximately $3.9 million at January 2, 2010.

“During the last few fiscal years our industry was subject to significant pricing and economic pressures. We worked hard to maintain the market position of our leading products while shedding slower moving, less profitable products. As a result, we were able to maintain our operating profitability despite a decrease in sales. At the same time, we continued to improve our financial condition as our cash and cash equivalents increased to $2.5 million at January 1, 2011 from  $1.4 million at January 2, 2010. Our working capital also improved to $4.4 million at January 1, 2011 from $3.9 million at January 2, 2010.

“Most importantly, we completed the development of two new products that are expected to be  rolled out  by September of this year. We are very excited about what we believe to be the  first commercially available nondairy and gluten-free ricotta cheese product. The second new product is a dairy-free, sugar-free,  frozen dessert than incorporates Stevia as the sweetening agent.  We believe that the continued market acceptance of our dairy-free,  soy based products and the introduction of our new products will drive the growth in our Company’s revenues and profitability in 2011 and the future,” said David Mintz, the Company's Chairman and CEO.

TOFUTTI BRANDS INC. is principally involved in the development, production and marketing of TOFUTTI brand soy-based, dairy-free frozen desserts, soy-based dairy free cheese products and other soy-based, dairy-free food products.  TOFUTTI products are sold in grocery stores, supermarkets, health and convenience stores throughout the United States and in approximately twenty-five other countries.

Some of the statements in this press release concerning the Company’s future prospects are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements.  Actual results may vary significantly based upon a number of factors including, but not limited to business conditions both domestic and international, competition, changes in product mix or distribution channels, resource constraints encountered in promoting and developing new products and other risk factors detailed in the Company’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K.

TOFUTTI BRANDS INC.
Statements of Income
(in thousands, except per share figures)

	Fiscal Year ended January 1, 2011	Fiscal Year ended January 2, 2010

Net sales	$17,713	$18,617
Cost of sales	12,271	12,995
Gross profit	5,442	5,622
Operating expenses	4,640	4,787
Income before income taxes	802	835
Income taxes	340	329
Net income	$462	$506
Weighted average number of shares outstanding:
Basic	5,177	5,177
Diluted	5,177	5,177
Net income per share:
Basic	$0.09	$0.10
Diluted	$0.09	$0.10

TOFUTTI BRANDS INC.
Balance Sheets
(in thousands, except per share figures)

Assets	January 1, 2011	January 2, 2010, restated
Current assets:
Cash and cash equivalents	$2,528	$1,413
Accounts receivable, net of allowance for doubtful accounts and sales promotions of $320 and $538, respectively	1,338	1,461
Inventories, net	1,697	1,931
Prepaid expenses	16	13
Refundable income taxes	--	109
Deferred income taxes	186	299
Total current assets	5,765	5,226

Fixed assets (net of accumulated amortization of $33 and $29)	10	15
Other assets	16	16
	$5,791	$5,257

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$260	$164
Accrued expenses	585	616
Accrued officers’ compensation	500	500
Total current liabilities	1,345	1,280

Commitment and Contingencies
Stockholders’ equity:
     Preferred stock - par value $.01 per share;
         authorized 100,000 shares, none issued
     Common stock - par value $.01 per share;
         authorized 15,000,000 shares, issued and
         outstanding 5,176,678 shares at January 1, 2011
         and 5,176,678 shares at January 2, 2010
	-- 52	-- 52
Additional paid-in capital	7	--
Retained earnings	4,387	3,925
Total stockholders’ equity	4,446	3,977
Total liabilities and stockholders’ equity	$5,791	$5,257